                                                               EXHIBIT 8.1

                             SULLIVAN & CROMWELL
                              125 BROAD STREET,
                             NEW YORK 10004-2498



                                                          January 12, 1998



Vornado Realty Trust,
  Park 80 West, Plaza II,
    Saddle Brook, New Jersey  07663

Vornado Realty L.P.,
  Park 80 West, Plaza II,
    Saddle Brook, New Jersey  07663


Dear Sirs:

        We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) a maximum aggregate amount of $2,000,000,000 in common shares of beneficial interest, par value $.04 per share, of Vornado Realty Trust ("Vornado"), preferred shares of beneficial interest of Vornado without par value ("Preferred Shares") and depositary shares representing Preferred Shares and (ii) a maximum aggregate amount of $1,000,000,000 of debt securities of Vornado Realty L.P. (the "Operating Partnership").

        In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon (i) the statements and representations contained in (x) the certificates provided to us by Vornado dated January 12, 1998 (the "Vornado Certificates"), and (y) the certificate provided to us by Alexander's, Inc. ("Alexander's") dated January 12, 1998 (together with the Vornado Certificates, the "Certificates"), and (ii) the opinion of Shearman & Sterling, dated January 12, 1998, concerning the qualification of Alexander's as a REIT, a copy of which is attached as Exhibit A (the "Shearman & Sterling Opinion"). We understand that, in providing the Vornado Certificates, Vornado is relying upon certificates, dated January 12, 1998, provided to it by David R. Greenbaum.

        In rendering this opinion we have also assumed, with your approval, that (I) the statements and representations made in the Certificates are true and correct, (II) the Certificates have been executed by appropriate and authorized officers of Vornado and Alexander's, and (III) the assumptions and conditions underlying the Shearman & Sterling Opinion are true and correct.

        Based on the foregoing and reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm (i) our opinion that, commencing with its taxable year ending December 31, 1993, Vornado has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT and (ii) the accuracy and completeness of our opinion set forth under the caption "Federal Income Tax Considerations" in the Preliminary Prospectus of Vornado and the Operating Partnership included in the Registration Statement on Form S-3 under the Securities Act filed by Vornado and the Operating Partnership with the Securities and Exchange Commission of the United States (the "Prospectus").

        Vornado's qualification as a REIT will depend upon the continuing satisfaction by Vornado and its subsidiaries and, given Vornado's current ownership interest in Alexander's and Two Penn Plaza REIT, Inc., by Alexander's and Two Penn Plaza REIT, Inc. and their subsidiaries (collectively with Vornado, the "Company") of requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. We do not undertake to monitor whether the Company actually has satisfied or will satisfy the various qualification tests, and we express no opinion concerning whether the Company actually has satisfied or will satisfy these various qualifications tests.

        We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Prospectus Supplement and the reference to us therein under the caption "Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.



                                              Very truly yours,



                                              SULLIVAN & CROMWELL